Exhibit 16.1

June 2, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Spectrum Pharmaceuticals, Inc.’s Form 8-K dated June 2, 2021, and have the following comments:

1. We agree with the statements made in the second, third, and fourth paragraphs of 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in the first paragraph of 4.01(a), and 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP